Exhibit 99.03
Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-to-Date September
	2013	2012	Change	2013	2012	Change
Consolidated Earnings Per Share–
As Reported (See Notes)	$0.97	$1.11	$(0.14)	$1.41	$2.26	$(0.85)

Significant Factors:
Traditional Operating Companies			(0.16)			(0.80)
Southern Power			0.02			—
Parent Company and Other			—			(0.04)
Increase in Shares			—			(0.01)
Total–As Reported			$(0.14)			$(0.85)

	Three Months Ended September			Year-to-Date September
	2013	2012	Change	2013	2012	Change
Consolidated Earnings Per Share–
Excluding Items (See Notes)	$1.08	$1.11	$(0.03)	$2.24	$2.24	$—

Total–As Reported			(0.14)			(0.85)
Estimated Loss on Kemper IGCC			0.11			0.81
Leveraged Lease Restructure			—			0.02
MC Asset Recovery Insurance Settlement			—			0.02
Total–Excluding Items			$(0.03)			$—

Notes
- For the three months ended September 30, 2013 and 2012, dilution does not change basic earnings per share by more than 1 cent and is not material. For the nine months ended September 30, 2013 and 2012, dilution does not change basic earnings per share by more than 3 cents and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and nine months ended September 30, 2013 and similar charges are not expected to occur with any regularity in the future, although it is possible such charges could recur.

-The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the nine months ended September 30, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the nine months ended September 30, 2012 include an insurance settlement related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.